UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 2, 2009

(Date of Earliest Event Reported)

Clarient, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22677	75-2649072
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

31 Columbia, Aliso Viejo, California		92656
(Address of Principal Executive Offices)		(Zip Code)

(949) 425-5700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 2, 2009, Clarient, Inc. (the “Company”) entered into an employment agreement with Michael R. Rodriguez, pursuant to which Mr. Rodriguez will serve as Senior Vice President and Chief Financial Officer of the Company, commencing on December 7, 2009. Under the terms of the agreement, Mr. Rodriguez will receive a base salary of $290,000 per year, options to purchase 300,000 shares of the Company’s common stock and 40,000 restricted stock awards (the option and restricted stock award grants are subject to approval of the Company’s Board of Directors). The options will vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter (subject to acceleration in the event of a change of control). Mr. Rodriguez will participate in the Company’s Management Incentive Plan and will be eligible for a target incentive bonus of 60% of base salary based on achievement of specific objectives. In addition, Mr. Rodriguez will be entitled to certain perquisites, such as an automobile allowance, group life and accidental death and dismemberment insurance and such other benefit programs offered generally by the Company to its other senior executives.

Subject to executing a general release in favor of the Company and a non-solicitation covenant, Mr. Rodriguez will be entitled to receive severance payments in the event his employment is terminated (i) by the Company without cause, (ii) by him with good reason within 12 months of a change of control of the Company, or (iii) as a result of his death or disability. Such severance payments will consist of 12 months’ of his then base salary, as well as reimbursement by the Company for continued coverage under the Company’s medical and health plans in accordance with COBRA rules and regulations, and all options and restricted stock awards that are exercisable on or before the termination date will remain exercisable until the earlier of the first anniversary of his date of termination or the expiration date of the options or restricted stock awards. In the event of termination of Mr. Rodriguez’s employment for any reason, he will be entitled to receive all accrued, unpaid salary and vacation time to the date of termination. Separately, in the event of termination of Mr. Rodriguez’s employment for any reason other than for cause, he will be entitled to receive a pro rata portion of his bonus for the year of termination.

The foregoing description of Mr. Rodriguez’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The Company issued a press release on December 2, 2009, announcing Mr. Rodriguez’s appointment, a copy of which is attached hereto as Exhibit 99.1.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2009, the Company appointed Michael R. Rodriguez to serve as its Senior Vice President and Chief Financial Officer, effective December 7, 2009. Mr. Rodriguez will replace Raymond J. Land, whose employment with the Company was terminated without cause, effective December 7, 2009. Mr. Land will remain with the Company as a consultant until the Company completes its final fiscal 2009 accounting and files its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 with the Securities and Exchange Commission.

Mr. Rodriguez, age 42, has served as a senior financial executive in a variety of emerging growth companies, including two publicly-traded companies. From August 2004 to July 2009, Mr. Rodriguez served as the Senior Vice President, Finance, and Chief Financial Officer of Endocare, Inc., a publicly-traded medical device company focused on minimally invasive technologies for tissue and tumor ablation, which was acquired by HealthTronics, Inc. in July 2009. From January 2004 to August 2004, Mr. Rodriguez served as a consultant to Endocare, providing assistance on a variety of financial and operational projects and compliance with Section 404 of the Sarbanes-Oxley Act. Prior to joining Endocare as a consultant, Mr. Rodriguez served as Executive Vice President and Chief Financial Officer of Directfit, Inc., a privately-held provider of information technology staffing services, from June 2000 to November 2003. From September 1997 to June 2000, Mr. Rodriguez held a variety of positions, including Senior Vice President and Chief Financial Officer, with Tickets.com, Inc., a publicly-traded Internet-based provider of entertainment ticketing services and software. From June 1995 to September 1997, Mr. Rodriguez was Corporate Controller and Director of Finance at EDiX Corporation, a privately-held medical informatics company. Mr. Rodriguez began his career at Arthur Andersen LLP and was with that firm from 1989 to 1993. Mr. Rodriguez received a B.S. degree in Accounting from the University of Southern California and an M.B.A degree from the Stanford University Graduate School of Business. Mr. Rodriguez is a Certified Public Accountant.

A description of the material terms of Mr. Rodriguez’s employment agreement with the Company is set forth under Item 1.01 above.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
Exhibit 10.1	Employment Agreement, dated as of December 2, 2009, by and between Clarient, Inc. and Michael R. Rodriguez.
Exhibit 99.1	Press release, dated December 2, 2009, issued by Clarient, Inc. announcing the appointment of Michael R. Rodriguez as Senior Vice President and Chief Financial Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clarient, Inc.

Date: December 4, 2009	By:	/s/ RONALD A. ANDREWS
	Name:	Ronald A. Andrews
	Title:	Vice Chairman and Chief Executive Officer